Exhibit 14.1
King Pharmaceuticals™, Inc.
CORPORATE CODE OF CONDUCT AND ETHICS
Adopted and revised by the Board of Directors of King Pharmaceuticals, Inc. on
October 23, 2003 and December 2, 2005, respectively

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
TO:   All Directors, Officers, and Employees of King Pharmaceuticals, Inc. and Its Subsidiaries
     King’s success depends upon our continuing adherence to the principles of excellence and integrity which we have always followed. We must be honest in our relationships with each other and with organizations and individuals outside King. Our board of directors and management feel very strongly about the ethical and lawful manner in which we operate our business.
     Consistent with these objectives, it is our policy to prevent the occurrence of unethical or unlawful behavior, to halt any such behavior that may occur as soon as reasonably possible after its discovery, and to discipline those who engage in such behavior, as well as individuals who fail to exercise appropriate supervision and oversight and thereby allow such behavior by their subordinates to go undetected or unreported.
     To remind each of us of these critical responsibilities, the company has developed the attached Code of Corporate Conduct and Ethics, which is being issued to directors, officers and all employees of King and its subsidiaries. This Code summarizes the fundamental principles that each of us must follow in conducting King’s business.
     This Code should encourage day-to-day communication regarding these important principles. You should feel free to ask the person to whom you report any questions you might have concerning these principles or anything else related to your job. You should also review the Employee Manual and the Corporate Policies and Procedures (“CPPs”) and Standard Operating Procedures (“SOPs” applicable to current Good Manufacturing Practices and other FDA-related activities) that are relevant to your job. Please note that this Code supplements, and does not replace, the company’s present and future policies, guidelines and rules.
     Please read this Code, become familiar with it, and give these principles your attention and strong support as you carry out your daily responsibilities.

/s/ Brian A. Markison	/s/ Joseph Squicciarino

Brian A. Markison	Joseph Squicciarino
President and Chief Executive Officer	Chief Financial Officer

/s/ Rick Brouillette	/s/ James Elrod

Rick Brouillette	James Elrod
Corporate Compliance Officer	Acting General Counsel

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Introduction
     Our board of directors, in consultation with management, has adopted this Corporate Code of Conduct and Ethics (the “Code”), which generally describes the standards of conduct expected from each director, officer and employee of King Pharmaceuticals, Inc., including its subsidiaries and affiliates (“King”). Please note that this Code is intended to be read in conjunction with King’s present and future policies, guidelines and rules. If there is a conflict or inconsistency between this Code and applicable law, you should follow applicable law. If there is a conflict or inconsistency between King’s policies, guidelines and rules and this Code, this Code applies.
     Every director, officer and employee of King is responsible for becoming familiar with this Code and for complying with it. All managers are responsible for encouraging their employees to become familiar with the Code and to understand how it applies to their job responsibilities. Any violation may be grounds for disciplinary action, including dismissal, and, if warranted, legal action. All directors, officers, and employees must periodically acknowledge receipt of the Code and indicate that they will abide by it. At the discretion of the Corporate Compliance Office, written or electronic acknowledgement may be required.
Compliance with Laws, Regulations and Industry Guidance
General
     Each of us must be familiar with all applicable federal, state and local governmental, New York Stock Exchange (“NYSE”) and other laws, rules and regulations as they apply to our responsibilities, must comply with such laws, rules and regulations, and must notify management immediately if we identify any potential compliance issue. In any situation in which the requirements of the law or of good business practices are unclear, you should seek advice and direction from your supervisor. You may also contact the Legal Affairs Department with questions regarding such issues.
     It is important to recall that we conduct business not only in the United States, but also in other countries. It is mandatory that all directors, officers and employees conduct company business in full compliance with the laws of these other countries when their laws apply. In those situations in which the laws of the United States or a foreign country are less restrictive than the principles set forth in this Code or in King’s other policies, you are required to follow the more restrictive requirements set forth in this Code and in other company policies.
     King promotes compliance with applicable laws, regulations and industry guidance in this Code and in its CPPs, SOPs and other policies and procedures. King seeks to create a culture of compliance by training directors, officers and employees on the Code and by training its employees on policies and procedures relevant to their job functions. Compliance with laws, regulations and policies is also a factor considered in employee performance evaluations.
     Failure to comply with the laws, regulations and industry guidance summarized in this Code and King’s policies could subject the company and individuals to civil liability, including the imposition of fines, criminal liability, including penalties and imprisonment, as well as other sanctions including, for example, exclusion from participation in federal health care programs. Furthermore, violations of this section of the Code could subject King employees to discipline up to and including termination.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Government Officials
     Directors, officers and employees must always be truthful and cooperative in dealing with government officials. It is likely a criminal violation to knowingly make a false statement to a government official, employee or agent. False statements can include statements that are made directly or indirectly, orally or in writing, informally or under oath, voluntarily or as a result of a legal requirement. A false statement does not have to actually mislead the government to violate the law. False statements can include behavior such as making a false or fraudulent representation, concealing a material fact, or promising to do something in the future without any present intention to perform. “Knowingly” making a false statement is based not only on a willful intent to defraud, but also includes having a reckless disregard for whether a statement is true or exerting a conscious effort to avoid learning the truth.
     All documents submitted to the government must be reviewed by the appropriate members of management prior to submission. If you are not a member of management and your work involves contact with government officials, King management must grant you the authority to contact government officials in the performance of your duties during the ordinary course of King business. Management must also be kept apprised of your discussions with government officials and, when necessary or appropriate, approve the substance of such conversations prior to their taking place. These requirements are in no way intended to restrict or limit individual’s rights to report violations of law to the government. If you have general or specific questions regarding this topic, or if you become aware of any actual or potential violations, you should promptly address them to the Legal Affairs Department.
Economic Sanctions, Embargoes, and Boycotts
     Various governments maintain economic sanctions and embargoes against certain countries and persons, including terrorists and terrorism-sponsoring organizations, entities involved in the proliferation of weapons of mass destruction, and international narcotics traffickers. It is King’s policy to comply with applicable sanctions and embargoes consistent with U.S. law. Note that U.S. law may require King to report promptly to the United States government any request by a foreign government to support a boycott. Thus, any such requests made should be reported immediately to the Legal Affairs Department.
     Because these issues are complex and subject to change, you should seek the advice of the Legal Affairs Department before engaging in any activity, or if confronted with any situation, that may violate these laws.
Export Laws
     The U.S. export control laws restrict the export of goods, software and technology from the United States. In addition, the export of approved and unapproved pharmaceuticals and related articles is subject to regulation by the U.S. Food and Drug Administration and the U.S. Customs Service.
     If you have any questions regarding the export of products, contact the Legal Affairs Department.
Restraints of Trade, Pricing Policies and Antitrust Laws
     Federal and state laws prohibit certain practices which impair free competition among companies and provide for severe penalties for violation of these laws. Illegal anticompetitive activities include agreements among competitors to set prices, to allocate the available market among the competitors (agreements not to sell), to restrict output or production, to refuse to deal with a supplier or customer, to

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
limit the quality or type of products or services, to limit the terms of warranties or guarantees, and similar activities which illegally inhibit free competition.
     Any activity that may be considered a restraint of trade, an unfair business practice, price fixing or unfair competitive behavior may be in violation of the law and is strictly prohibited by King. You are expected to be familiar with these laws and comply with them fully and in good faith. Employees involved in marketing, sales, purchasing, contracts, or discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Be vigilant; these laws may pertain to your dealings with customers, suppliers and competitors.
     If situations arise in which you have any doubt about the legality of particular conduct under the antitrust laws, refer the matter to the Legal Affairs Department.
Federal Health Care Program Requirements
     King is fully committed to complying with the laws, regulations and written directives of each of the federal health care programs in which King participates. This commitment includes complying with all requirements relating to contracting and price reporting, marketing, selling, promoting and advertising. The federal programs in which King participates include Medicare, the Medicaid Drug Rebate Program, the 340B Drug Pricing Program, and the Veterans Administration Pricing Programs as set forth in the Federal Supply Schedule and the Veteran’s Health Care Act of 1992 (“Federal Health Care Programs”). Examples of Federal Health Care Programs requirements include (i) that the “best price” that King makes available to any customer be made available to state Medicaid programs and (ii) that King offer its drugs to the Department of Defense, Veterans Administration, and the Public Health Service at a special discounted price.
     All officers, employees, contractors, subcontractors, agents, and other persons who perform government pricing and Medicaid Drug Rebate-related functions must be aware of and comply with all Federal Health Care Program requirements and with King’s relevant Corporate Policies and Procedures.
     If a violation or potential violation of any Federal Health Care Program requirement or of any of King’s related CPPs is suspected, the violation must be reported to the Legal Affairs Department or to the King Ethics and Compliance Helpline. See the section entitled “Reporting Violations” in the Code for more information about disclosures, anonymity, confidentiality, and nonretaliation.
     Failure to comply with Federal Health Care Program requirements, King’s CPPs concerning Federal Health Care Program requirements, and the failure to report noncompliance could have serious, negative consequences for both King and those associated with the incident. Any employee engaged in a violation of laws, regulations, Corporate Policies and Procedures, and standards related to Federal Health Care Programs will be subject to discipline up to and including termination.
Anti-Kickback Statute
     The Anti-Kickback Statute prohibits anyone from knowingly and willfully receiving or paying anything of value to influence the referral of Federal Health Care Program business, including Medicare and Medicaid. Examples of the types of payments and other remuneration prohibited by the Anti-Kickback Statute include kickbacks, bribes, and rebates. The Anti-Kickback Statute prohibits both “direct” and “indirect” remuneration. King CPPs provide additional guidance on activities prohibited by the Anti-Kickback Statute.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
False Claims Act
     The False Claims Act imposes civil liability on any person or entity that knowingly presents (or causes to be presented) to the federal government a false or fraudulent claim for payment or approval. Additionally, the False Claims Act prohibits knowingly making or using (or causing to be made or used) a false record or statement to cause a false or fraudulent claim to be paid or approved by the federal government or its agents, such as a carrier, other claims processor, or state Medicaid program. King CPPs require that data submitted to the government be complete and accurate, and those CPPs relating to the calculation and reporting of pricing information to the government are intended to prohibit the submission of false claims.
The Food, Drug, and Cosmetic Act
     The Food, Drug, and Cosmetic Act (the “FD&C Act”) contains many requirements regarding the production, sale, and distribution of prescription drugs. The FD&C Act prohibits the altering or misbranding of drugs. The FD&C Act also prohibits manufacturers from marketing a drug for a use that the FDA has not approved, that is, off-label promotion. King CPPs set forth operating guidelines to prohibit off-label promotion.
Prescription Drug Marketing Act (“PDMA”)
     Among other things, the PDMA prohibits the selling, purchasing, or trading of prescription drug samples or coupons. Samples may be distributed only to practitioners licensed to prescribe such drugs or, upon request of a licensed practitioner, to pharmacies of hospitals or health care entities. Drug samples may only be distributed upon written request and under a system that requires the return of a receipt to the manufacturer or distributor. King prescribed methods for record keeping, handling, and distributing samples are set forth in the Drug Sampling Policy and Procedure Handbook.
Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals (the “PhRMA Code”)
     The members of the Pharmaceutical Research and Manufacturers of America (PhRMA) adopted the PhRMA Code regarding their interactions with health care professionals. The PhRMA Code outlines how sales representatives and others involved in marketing pharmaceuticals should interact with health care professionals. It provides specific guidance on a number of topics including what educational and health care practice-related items may be offered to health care professionals and on how health care professionals may be used as consultants to pharmaceutical manufacturers. King has voluntarily adopted the PhRMA Code as corporate policy in the form of a CPP.
Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers
     The Office of the Inspector General (“OIG”) is the chief investigatory and enforcement body of the Department of Health and Human Services regarding health care fraud and abuse. In the OIG Compliance Program Guidance for Pharmaceutical Manufacturers (“OIG Guidance”), the OIG sets forth recommendations for manufacturers to consider in establishing effective compliance programs.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
     The OIG Guidance also identifies three major risk areas for pharmaceutical manufacturers: 1) integrity of data on pricing and price reporting to the government; 2) kickbacks and other payments; and 3) drug samples. The OIG Guidance recommends that pharmaceuticals manufacturers adopt policies and procedures to reduce risk and encourage proper practices in each of the foregoing areas.
King follows the OIG Guidance and uses it as a set of guiding principles in its business practices and in the operation of its Compliance Program and Corporate Compliance Office. The Code addresses each of these risk areas generally; however, King’s CPPs address them both generally and specifically to provide day-to-day operational guidance for employees.
Questionable Payments, Gifts or Contributions
General
     King enjoys a reputation for integrity and wishes to maintain its high standard of integrity worldwide. King therefore prohibits its directors, officers, employees and agents from (1) paying or receiving bribes, payoffs, kickbacks, certain gifts, entertainment perks or anything that may be considered illegal, unethical or compromising, or (2) engaging in any arrangement, directly or indirectly, that results in paying or receiving funds or giving or accepting certain gifts. The burden is on the individual director, officer or employee to use good judgment and ensure that there is no violation of these principles. For more detailed information regarding gifts, contact the Corporate Compliance Office.
     King’s philanthropic efforts are managed by the process set forth in the company’s Charitable Donations Policy.
Customers and Suppliers
     Federal and state laws permit only certain types of inducements to customers to purchase our products. All personnel shall comply fully with these laws, including all applicable health care laws.
     Copies of King’s Drug Sampling Program Policy and Procedure Handbook, the Travel & Entertainment Expense Reimbursement Policy and other relevant CPPs are issued to the sales force and management involved in sales and marketing, and we provide employees with training regarding the matters described in these documents. These policies and procedures provide a general understanding of health care and other laws that govern this area and will assist our employees and agents in performing sales, marketing, and any market research activities with customers that are within the law and consistent with sound business ethics. If situations arise or there is the slightest doubt about the legality of a particular situation, refer the matter to the Legal Affairs Department.
     In addition, directors, officers and employees shall not accept certain entertainment or gifts (other than mementos, novelties and items of nominal value customarily exchanged in the conduct of business) from suppliers, customers or others with whom the company does business. For more detailed information regarding gifts, contact the Corporate Compliance Office.
Physicians, Pharmacists and Other Health Care Professionals
     Consistent with the PhRMA Code, gifts and promotional items to physicians, pharmacists or any other health care professionals are prohibited unless provided for distribution by King or one of its

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
subsidiaries. If you have any questions regarding policies relating to physicians, pharmacists and other healthcare professionals, contact the Corporate Compliance Office.
Government Officials
     Under no circumstance shall gifts be made to federal, state, or local government officials without advance clearance from the Legal Affairs Department.
The U.S. Foreign Corrupt Practices Act
     Under the U.S. Foreign Corrupt Practices Act (“the Act”), it is illegal for U.S. corporations and individuals to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Violators may be fined in their corporate and individual capacities, and may receive jail terms if they are found to have violated the Act.
     Although the Act does permit certain nominal “facilitating” payments to lower level non-U.S. government staff members for the purpose of expediting a ministerial or clerical service or function that would otherwise be unreasonably delayed or withheld, it is King’s policy to prohibit all such payments without advance clearance from the Legal Affairs Department.
Employee Relations And Working Conditions
Equal Treatment
     King’s employees are its greatest resource. It is our policy to treat employees and applicants for employment fairly in all respects on the basis of qualification for the work to be performed and other legitimate bases, without regard to race, religion, color, sex, sexual preference, national or ethnic origin, weight, height, age, physical or mental disability, citizenship status, marital status, or past, present or future membership in a U.S. uniformed service or any factor prohibited by law. This policy applies to both applicants and employees and in all phases of employment, including recruiting, hiring, placement, training and development, transfer, promotion, demotion, performance reviews, compensation and benefits, and separation from employment.
     An atmosphere of mutual respect and trust among all employees is our goal. We are committed to providing a work environment free from harassment, unlawful discrimination or retaliation. Violations of this policy will not be tolerated. All directors, officers and employees should familiarize themselves with and follow the equal employment, nondiscrimination, and non-harassment policies described more fully in the Employee Manual. Any questions, concerns, problems or complaints involving discrimination or harassment should be presented to a supervisor or the Human Resources Department. Your identity will be kept confidential to the extent legally permissible, and appropriate steps will be taken to prevent retaliation against you. Those who take retaliatory action in response to such a claim will be subject to disciplinary action, including termination.
Work Environment
     Our work environment should be clean, healthy and safe. Each director, officer and employee has a responsibility to ensure that our operations meet applicable government or company standards,

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
whichever is more stringent. Employees and officers are required to undertake safe practices in the performance of their duties and to report immediately any injury, accident, or unsafe situations to management. All directors, officers and employees are required to be aware of environmental, health and safety issues and company policies applicable to their area of business. Applicable health and safety laws are posted in relevant work areas or are otherwise available through the Legal Affairs Department or the Human Resources Department.
Threatening Conditions
     King will not tolerate violence, threats of violence, physical intimidation or other conduct that may compromise the safety of directors, officers or employees or interferes with their ability to perform their duties. If you believe that the words or conduct of another individual threaten violence or suggest harm to others, report such conduct immediately to the person to whom you report or to the Human Resources Department.
Drugs and Alcohol
     The illegal possession, use, purchase, transfer or sale of narcotics, weapons or other controlled substances, or any attempt to carry out such activities is strictly prohibited on company owned or controlled property, in company owned or leased vehicles, during performance of company business or at company sponsored events. This policy includes the illegal possession, use, purchase, transfer or sale of drugs manufactured by King. Any of these actions are grounds for disciplinary action, including termination. You must also comply with the company’s alcohol policy as set forth in the Travel & Entertainment Expense Reimbursement Policy.
Outside Activities
     Prior to either accepting or engaging in any employment outside King, including self-employment, or performing work as a consultant for another entity, an employee or officer must obtain written authorization from his or her Executive Vice President (or more senior officer) and the Executive Vice President, Human Resources. For the outside employment request to be considered, the employee or officer must submit to the Executive Vice President (or more senior officer) having authority over his or her department, and to the Executive Vice President, Human Resources, a written description of the proposed employment, including the nature of the work, the time required to accomplish it, any information relating to possible conflicts with the employee’s or officer’s responsibilities to King and any other relevant information.
     If such approval is given, King’s property, facilities, resources, and staff must never be used for outside work and no work for any outside organization may be done during regular work hours at King, including making or receiving phone calls from an employee’s or officer’s colleagues at the other activity. Further, the employee or officer must ensure that there is no conflict (including a conflict of interest) between the outside employment and his or her duties to King. In addition, the employee or officer must inform his Executive Vice President and the Executive Vice President, Human Resources of any substantive changes in the scope of, nature of, or time devoted to the approved outside employment. Each employee’s or officer’s duties to King should come before any duties to outside activities.
     Prior to accepting a directorship for another organization, an employee or officer must submit to the Executive Vice President or more senior authority over him or her, and also to the Executive Vice President, Human Resources, a written description of the roles and responsibilities of the directorship, the

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
nature of the company, and the other relevant information that may be requested. There are a number of factors and criteria that King will use in determining whether to approve an employee’s or officer’s request for an outside directorship. For example, directorships in outside companies are subject to certain legal limitations. Directorships in outside companies should also satisfy a number of business considerations, including (1) not conflicting with the interests of King, and (2) not detracting in any material way from the employee’s or officer’s ability to fulfill his or her commitments to King. In evaluating requests, King will also take into consideration the time commitment and potential personal liabilities and responsibilities associated with the outside directorship.
     We recognize that employees and officers often engage in community service and a variety of charitable activities. However, it is every employee’s or officer’s duty to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are not otherwise inconsistent with employment with King.
     If there is any doubt as to whether an outside activity presents a conflict of interest, you should discuss the matter with someone in the Compliance Office.
Political Activities
     No contributions or expenditures of King’s funds in any form may be made directly or indirectly to, or on behalf of, any political party or candidate for public office, except as permitted by applicable law and only upon the written approval of the President and Chief Executive Officer of King. Similarly, it is inappropriate for a director, officer or employee to solicit political contributions from company employees directly or indirectly to, or on behalf of, any political party or candidate for public office, except as permitted by applicable law and only upon the written approval of the President and Chief Executive Officer. Further, King’s facilities, supplies, equipment, letterhead or other assets may not be used for such purposes, other than in compliance with applicable law. Company employees or officers who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends and must ensure that there are no impermissible conflicts of interest with the company. Directors, officers and employees may of course make personal political contributions as they see fit in accordance with all applicable laws.
Protecting King’s Property
General
     We owe a duty to King’s shareholders to protect and safeguard the company’s property as if it were our own. We must protect the company’s property from loss, damage, misuse, theft, embezzlement, improper disposal, or destruction. Theft, loss, misuse, carelessness and waste of assets have a direct impact on King’s profitability and may jeopardize the company. Any incidents of theft, loss, misuse, improper disposal, or waste of company property, or situations that could lead to such loss, must be reported immediately to your supervisor or manager as soon as they come to your attention. Property includes all tangible assets such as money, plant and equipment (new or used), and inventory and intangibles such as trademarks, patents (issued or pending), technologies, trade secrets, customer lists, sales strategies, compensation, business concepts and acquisition or product plans, as well as other confidential or proprietary information. This material may be in the form of documents, may be stored in computer files, or may exist in any other written, printed, graphic, or oral form or it may not exist in any physical form.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Confidential Information
     Protection of property also means protecting from theft or abuse and preventing disclosure of King’s confidential information to unauthorized persons. Confidential information includes all non-public information that might be of use to our competitors or harmful to King or any of its officers, directors, employees or customers if disclosed, as well as all non-public information that a shareholder of King could use to make profits or avoid losses on King stock absent the disclosure of such information. The loyalty, integrity and sound judgment of all directors, officers and employees are essential to the protection of King’s confidential information. Note that disclosure of non-public information is a violation of securities laws and is a criminal offense. You should carefully review your obligations regarding the treatment of confidential information as set forth in the Employee Manual.
     Further, directors, officers and employees should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel can see it, whether at work, at home, in public places or elsewhere. Situations that could result in inadvertent disclosure of such information include: discussing confidential information in public, discussing confidential information on mobile phones, imprudent use of electronic mail, working with sensitive information in public and transmitting confidential information via fax through unsecured lines or to unsecured destinations. Within the workplace, do not assume that all employees or contractors should see confidential information. Violations of these obligations may expose both the employee and King to serious civil and criminal liability and may result in disciplinary action, including termination.
     Some directors, officers or employees may encounter confidential information belonging to third parties, such as former employers, our suppliers and customers, and marketing partners. They may not use or disclose such information without the consent of the third party. Furthermore, third-party patient information, obtained from adverse event reports or other materials, should be held to the highest levels of confidentiality.
     In addition, if a director, officer or employee discovers that confidential information has been publicly disclosed, whether personally or by another, and whether directly or indirectly, he or she should contact the Legal Affairs Department or the Compliance Office immediately.
     The obligation not to disclose confidential information of the company and our customers continues with all directors, officers and employees even after they leave the company. As such, King respects the obligations of confidentiality employees may have from prior employment, and asks that employees not reveal confidential information obtained in the course of their prior employment. Employees must not be assigned to work in a job that would require the use of a prior employer’s confidential information. If an employee feels that he or she is in such a situation, he or she should immediately contact the Human Resources Department.
Employee and Customer Information
     Personal data about directors, officers and employees and data relating to customers and suppliers may be accessed only by persons who need to know this information in order to perform their jobs. It is inappropriate and prohibited for directors, officers and employees to disclose such data both within and outside the company unless there is a legitimate business or legally required need to do so. All directors, officers and employees must comply with all laws relating to accessing and disseminating employee information. If you have any questions regarding the disclosure of any personal information with respect to you or another employee, you should contact the Human Resources Department. If any third party

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
requests information about you or another colleague, please refer such person to the Human Resources Department.
Intellectual Property
     Protection of King’s intellectual property — including its patents, copyrights, trademarks, scientific and technical knowledge, know-how and the experience developed in the course of the company’s activities — is essential to maintaining King’s competitive advantage. Protection of property also means permitting King to apply for intellectual property protection whenever appropriate. You should carefully review the terms of the relevant policies in the Employee Manual in order to understand your rights and obligations with regard to company proprietary information developed by you or others. If you have questions or concerns regarding information proprietary either to King or to a third party, you should contact the Legal Affairs Department.
Publications and Speaking Engagements
     Employees should not author or co-author articles, books, newsletters or other publications or make public presentations (for example at continuing education seminars or at trade or professional symposia) which in any manner relate to work for King without having first obtained the written permission of the Executive Vice President of Corporate Affairs.
Computer Usage, Internet, E-mail and Voice-mail
     King’s computers, electronic mail, voice mail, and related equipment should only be used for conducting King’s business, although incidental and occasional personal use is permitted. At all times, directors, officers and employees shall use King’s computers or voice or electronic mail systems appropriately. Inappropriate use includes: soliciting for commercial ventures, religious or political causes, outside organizations or other non-job related causes; sending (uploading), receiving (downloading), viewing, or creating any offensive or disruptive messages or information, including messages or information containing sexual implications, racial slurs, gender-specific comments, or any other comments that offensively address someone’s citizenship status, national origin, ancestry, age, religion, gender, sexual preference, physical or mental disability, or veteran status, or any matter prohibited by law; and sending (uploading) or receiving (downloading) copyrighted materials, trade secrets, proprietary financial information, or similar materials without prior authorization. Sending offensive materials may be considered by certain recipients to constitute a type of harassment and can result in company liability as well as disciplinary action, including termination.
     All computer information, voice mail and electronic mail messages are King’s records and property and may be viewed or monitored pursuant to company policy at any time, with or without the consent of the director, officer or employee. Therefore, you should know that such messages are neither private nor confidential and that King may have a need to access and review this information. King may disclose the contents of computers, voice mail, and electronic mail within or outside of the company.
     King does not condone the illegal duplication of software. It licenses the use of computer software from a variety of outside companies and does not own this software or its related documentation and, unless authorized by the software manufacturer, does not reproduce it. Directors, officers and employees shall not make, acquire or use unauthorized copies of computer software. Illegal reproduction of software can result in civil damages and criminal penalties, including fines and imprisonment. Violators of this policy are subject to disciplinary action, including termination.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
     Any instances of, or situations that could lead to, the theft, loss, misuse, improper disposal or waste of company property should be reported immediately to your supervisor or manager as soon as they come to your attention. For additional information about each of these issues, please consult King’s Employee Manual.
Public Release of Corporate Information
     King is a publicly held corporation and its stock trades on the New York Stock Exchange. The public is therefore entitled to periodic communication about certain aspects of King’s finances and operations. The credibility of these communications must be maintained. Accordingly, only authorized persons may disclose material information concerning King and its products, as set forth in more detail below and in King’s Employee Manual.
o	King’s communications with the public must be complete, fair, accurate and timely.

o	Interviews and discussions with securities analysts and other interested parties will be conducted only by selected King management.

o	Other interviews and discussions with the media or other outside parties must be approved by the President and Chief Executive Officer of King and arrangements for such interviews are to be made through the head of the Corporate Affairs Department.

o	The distribution of financial releases, booklets, brochures and publications to shareholders or in general public mailings will be made only through the Corporate Affairs Department.

o	All inquiries about King or its business, or a pending legal matter or other sensitive issues, must be referred to the Corporate Affairs Department.

o	Internal communications, including but not limited to e-mail communications, written memoranda, and executive speeches and presentations (unless delivered in a public forum or otherwise available through our website or SEC filings), must not be forwarded to individuals outside the company other than duly authorized agents of the company having a need for such information to represent the company.

o	Directors, officers and employees shall not disclose material, nonpublic company information to outsiders, including friends and family, or to any employee whose job responsibilities do not warrant it.
     Violators of these rules may be subject to disciplinary action, including termination, and to civil and criminal penalties under applicable securities laws if such information is used in trading.
Competitive Information
     It is proper to collect information about King’s competitors from legitimate sources. This information is necessary to evaluate their products, marketing methods and other practices. However, some methods of collecting information are not proper. The theft of information is clearly impermissible. Equally improper is an attempt to acquire confidential information from a new King director, officer or

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
employee who formerly worked for one of our competitors, or using any deception or artifice to obtain confidential information from a competitor.
Insider Trading
     There are instances in which our directors, officers, employees and agents have information about King and its subsidiaries or about a company with which we do business that is not known to the investing public. Such inside information may relate to, among other things: plans, new products, formulas or processes, intellectual property, mergers, acquisitions or dispositions of businesses or securities, problems facing King or a company with which we do business, financial performance and/or information, negotiations relating to significant contracts or business relationships and significant litigation or financial information.
     If the information is such that a reasonable investor would consider the information important in reaching an investment decision, then the director, officer, employee or agent who holds the information must not buy or sell King securities, nor provide such information to others, until such information becomes public. Further, directors, officers and employees must not buy or sell securities in any other company about which they have such material nonpublic information, nor provide such information to others until such information becomes public. Usage of material non-public information in the above manner is not only illegal but also unethical. Those who involve themselves in illegal insider trading (either by personally engaging in the trading or by disclosing material nonpublic information to others) will be subject to immediate termination.
     Insider trading may lead to severe civil and criminal penalties for any person involved. The company’s policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading. You should consult King’s Employee Manual or the Legal Affairs Department for additional information and instruction.
Product Quality
     All of King’s products are designed and manufactured under conditions that ensure compliance with all relevant product quality standards. Each officer, director and employee has a responsibility to ensure that our products meet all applicable government regulations and company standards. We maintain documentation with respect to all of our manufacturing processes sufficient to demonstrate and support product quality, and no director, officer or employee shall misrepresent, to any person inside or outside the company, the condition or status of our products.
Purchasing
     Purchases must be made in the best interests of the company without favoritism to any supplier. Prices paid for materials, supplies and services shall be negotiated on a fair and competitive basis, while seeking to obtain the maximum value for each expenditure. It is imperative that relationships with suppliers be conducted with integrity and with the confidence that each party will fulfill its commitments.
     No director, officer or employee shall be involved in any decision to undertake any purchase in which the director, officer or employee or any member of his or her family has a material financial or other interest. Further, any such potential conflict of interest shall be disclosed by the director, officer or employee to the Legal Affairs Department as soon as it is identified. For more information on this topic, please see the section of this Code entitled “Conflicts of Interest.”

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Employment Contracts
     No director, officer or employee has the authority to enter into any agreement on behalf of King concerning employment of any individual without the approval of the Chief Executive Officer.
Company Records, Accounting and Financial Integrity
Company Records
     All of King’s books, accounts and other records must reflect company business fairly and accurately and in reasonable detail. Directors, officers and employees must not intentionally make or maintain records that conceal or disguise any aspect of any company transaction. For example:
o	No unrecorded, undisclosed, or “off book” funds or assets should be established for any purpose.

o	False or fictitious invoices should not be created or paid.

o	Neither false entries nor misleading reports should be created.

o	The financial condition and results or operations of the company must be assessed and stated in accordance with King’s standard practices and generally accepted accounting principles.
     If you believe that the company’s books and records are not being maintained in accordance with these requirements, you must report the matter as provided in the section of this Code entitled “Reporting Violations.”
Integrity of Accounting and Financial Reporting
     King is responsible for furnishing reliable financial information on a periodic and timely basis to its shareholders, potential shareholders, creditors, governmental agencies and others. Communications with the public must be complete, fair, accurate and timely.
     The company’s accounting and financial records shall be maintained on the basis of valid, accurate and complete data with adequate supporting information to substantiate all entries to the books of account. All directors, officers and employees involved in creating, processing, recording and reporting accounting information shall be held responsible for its integrity.
     Books and accounting records shall be maintained in compliance with generally accepted accounting principles and other appropriate accounting methods and principles, including Securities and Exchange Commission regulations and properly established controls shall be strictly followed. There shall be no withholding of any information from or by management, or from King’s independent auditors or internal auditors, which is material to the company’s financial condition.
     Any officer or employee who discovers any financial or accounting item or situation of questionable nature, omission, falsification, inaccuracy or illegality, shall report such violation as provided in the section of this Code entitled “Reporting Violations.” Regardless of whether reporting is required by law, dishonest reporting within the company, or to organizations or people outside the

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
company, is strictly prohibited. All officers and employees of the company that are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed by the company with the Securities and Exchange Commission and in other public communications by the company. This commitment and responsibility extends to the highest levels of our organization, including our President and Chief Executive Officer and Chief Financial Officer who are subject to liability if the annual and quarterly reports which they certify contain any untrue statement of a material fact or omit a material fact necessary to make the statements made not misleading.
Record Retention
     Company records should be maintained according to statutory, regulatory, judicial or contractual requirements. If you have questions regarding record retention, you should contact the Legal Affairs Department.
Contractual Commitments
     All leases, contracts and agreements must be in writing and approved in accordance with established procedures. You should consult with the Legal Affairs Department for additional information and instruction.
Conflicts of Interest
     A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the company. Each of us has a duty to ignore opportunities for personal advantage or gain when representing King in its business affairs. Those dealing with suppliers, contractors, customers and all others doing or seeking to do business with King shall conduct their business such that the best interests of the company are given prime consideration.
     No director, officer or employee of King shall permit his or her decisions with respect to the company to be influenced by any interest in, or personal relationship, personal contract or agreement with, King’s suppliers, contractors, customers or others doing business with King.
     Members of a director’s, officer’s or employee’s family may not receive compensation, commissions, or gifts from companies or organizations which deal with King if such receipt could reasonably be construed to influence the director’s, officer’s or employee’s decisions with regard to King’s business. Conflicts of interest can arise in many common situations. Note that King’s policies on questionable payments, gifts or contributions are detailed above in this Code. If you suspect that there might be even a perception of a conflict of interest, you should contact the Legal Affairs Department immediately for clarification and instruction. For additional information, see the company’s Employee Manual.
Corporate Opportunities
     Directors, officers and employees must not (1) take for themselves personally opportunities that are discovered through the use of corporate property, information or position; (2) use corporate property, information, or position for personal gain; or (3) compete, directly or indirectly, with the company. Each of us has a duty to the company to advance its legitimate interests when the opportunity to do so arises.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Legal Proceedings
     In order to provide King with the information necessary to maintain its position in the industry, each director, officer and employee has the affirmative obligation to notify in writing the company’s General Counsel or Corporate Compliance Officer in the event of any of the following:
•	The director, officer or employee is named in a lawsuit as defendant, plaintiff or third-party related to company business.

•	The director, officer or employee is arrested, indicted or convicted of any crime or disorderly offense, excluding traffic violations.

•	The director, officer or employee is subpoenaed to testify or produce evidence in any matter related to company business.

•	The director, officer or employee is the subject of an investigation or questioned by any law enforcement or regulatory agency related to company business.

•	The director, officer or employee is named in a complaint filed by any regulatory agency.

•	The director, officer or employee is a party to or involved in a lawsuit that may reasonably result in the company becoming involved (for example, if the lawsuit involves interviewing co-workers, seeking employment records of the company or seeking company information or workers’ compensation).
Scientific Integrity
     King works with medical professionals, hospitals, universities and contract research organizations in the conduct of clinical safety trials, field safety trials and other research. It is vital that we maintain the highest standards of integrity in our relationships with these persons and entities and in supporting their work.
     Business concerns must not be permitted to affect either the integrity of our scientific investigations or the results that those investigations generate. For example, we must at all times maintain proper clinical and laboratory practices and we must never allow time or other pressures to compromise our investigations or the safety of our products.
Advertising Standards
     It is King’s policy to advertise, promote and label its products in a factual and informative manner. In addition, all such communications must be consistent with the requirements of the appropriate federal and state agencies, including the Federal Trade Commission, the Food and Drug Administration and the Health and Human Services Department. Publicly disseminated material must not be false, misleading or deceptive.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
Our Ongoing Responsibilities
     Each director, officer and employee of King is responsible for complying with the principles set forth in this Code. If you need further clarification of the matters set forth in this Code, please refer to the company’s various policies. You should direct any questions to the persons or departments indicated in this Code.
     Each of us is responsible not only for monitoring and enforcing this Code within his or her area of responsibility, but also for actively promoting it by personal example. No Code can address all specific situations. It is, therefore, the responsibility of each director, officer and employee to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. If something seems unethical or improper, it likely is. Always remember: If you are unsure of what to do in any situation, seek guidance before you act.
     A failure by any director, officer or employee to comply with the laws or regulations governing King’s business, this Code or any other company policy or requirement may result in disciplinary action up to and including termination, and, if warranted, legal proceedings. All directors, officers and employees are expected to cooperate in investigations of misconduct, whether conducted internally or by official outside persons.
Waiver of Code Provisions
     Waiver of any provision of this Code for an employee of King may be made only by the President and Chief Executive Officer of King. Any change in or waiver of a provision of this Code for a director or officer of the company may be made only by the board of directors (with any interested director abstaining) and must be promptly disclosed as required by law or stock exchange regulation.
Reporting Violations
     If you are aware or become aware of any potential violation of the law or this Code, you must promptly notify the person or persons indicated by the relevant portions of this Code or the Employee Manual. The person to whom the potential violation is reported must then report the matter to the Corporate Compliance Office. The exception to this rule is that potential violations covered by the “Employee Relations and Working Conditions” section of this Code need to be reported to Corporate Human Resources but do not need to be reported to the Corporate Compliance Office. Any concerns regarding a potential violation of accurate books and records, including accounting issues, internal controls and auditing matters, should immediately be reported directly to King’s Corporate Compliance Officer. If you believe that a reported violation of this Code is not being addressed satisfactorily, you should contact King’s Corporate Compliance Office.
     If you report a violation of this Code, your identity will be kept confidential to the extent legally permissible, and appropriate steps will be taken to prevent retaliation against you. Any employees or officers involved in retaliation will be subject to serious disciplinary action by the company. Furthermore, King could be subject to criminal or civil actions for acts of retaliation against employees or officers who “blow the whistle” on U.S. securities laws violations and other federal offenses. You are strongly encouraged to identify yourself to assist the investigation, but anonymous reports will be accepted and evaluated to the extent feasible.

King Pharmaceuticals, Inc.
Corporate Code of Conduct and Ethics
December 2005
     Contractors, agents and business partners of King may become aware of a potential violation of the law or of this Code. King asks that contractors, agents, or business partners who become aware of a violation or potential violation of law or of this Code report the matter to King’s Corporate Compliance Office.
     The Corporate Compliance Office and Corporate Compliance Officer may be contacted directly as indicated below. They may also be reached by calling the King Pharmaceuticals Ethics and Compliance Helpline.

Corporate Compliance Office
1 — XXX — XXX — XXXX
xXXXXX
Email: XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

Rick Brouillette
Corporate Compliance Officer
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620
Email: XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

King Pharmaceuticals Ethics and Compliance Helpline
1 — XXX — XXX — XXXX